Exhibit 99.1

NitroMed, Inc. Reports Financial Results for First Quarter 2005

-Conference Call May 5 at 5:00 PM EDT-

Lexington, MA., May 5, 2005 - NitroMed, Inc. (NASDAQ: NTMD), today reported financial results for the first quarter ended March 31, 2005.

Total revenue for the quarter ended March 31, 2005 was $0.4 million which consisted of license revenue. This compared to $2.3 million for the same period in 2004. The decrease in revenue in the 2005 period is attributable to the termination of our development agreement with Merck in November 2004.

Research and development expense for the quarter ended March 31, 2005 was $7.7 million compared to $5.6 million for the same period in 2004. The increase in research and development expenses was primarily due to increased medical support costs associated with obtaining regulatory approval of our product candidate BiDil®, offset partially by decreases in clinical trial expense as a result of the early termination of the African American Heart Failure Trial in July 2004.

For the quarter ended March 31, 2005, sales, general and administrative expenses were $13.1 million compared to $1.5 million for the same quarter in 2004. The increase in sales, general and administrative expenses was primarily due to preparation for the potential launch of our product candidate BiDil®, subject to FDA approval, including costs related to the hiring and training of contract sales personnel; hiring of sales and marketing management personnel; advertising and promotion services; public relations services; and increased infrastructure and operating costs.

Our net loss for the quarter ended March 31, 2005 was $19.6 million or $0.65 per basic and diluted share compared to a net loss of $4.6 million or $0.18 per basic and diluted share for the same period in 2004.

At March 31, 2005, we had cash, cash equivalents and marketable securities of $124.8 million.

NitroMed’s corporate achievements for the first quarter 2005 include:

•                  The FDA’s acceptance for filing of the resubmitted BiDil New Drug Application and grant of a June 23rd PDUFA action date.  The FDA has scheduled a meeting of its Cardiovascular and Renal Drugs Advisory Committee on June 16, 2005, to review the BiDil New Drug Application

•                  The further enhancement of NitroMed’s sales and marketing team and finalization of launch plans and commercialization assets for BiDil, subject to FDA approval

•                  The appointment to NitroMed’s Board of Directors of Dr. Frank L. Douglas, Executive in Residence at MIT’s Sloan School of Management, and former Chief Scientific Officer and Executive Vice President of Aventis S.A.

•                  The engagement of Schwarz Pharma Manufacturing, Inc., for the manufacturing and supply of our BiDil product candidate

“NitroMed made essential progress in the first quarter of 2005 toward our goal of preparing for the planned commercialization of our product candidate BiDil as a new treatment for heart failure in African Americans, subject to FDA approval. Key areas of this progress include regulatory, sales and marketing readiness and corporate governance and strategy,” commented Michael D. Loberg, Ph.D., President and CEO of NitroMed.

Conference Call Information

NitroMed will host a webcast and conference call to discuss 2005 first quarter financial results on Thursday, May 5, 2005 at 5:00 pm Eastern Time.

This call is being webcast and can be accessed live or via archive beginning 2 hours after the call on NitroMed’s website at “www.nitromed.com”.

In the United States, the call can also be accessed by dialing 800-299-9086. The international dial-in number is 617-786-2903. The participant pass code is 27884303 for both numbers.

An audio replay of the call will be available for seven days immediately following the call by dialing 888-286-8010 in the US and 617-801-6888 internationally. The replay pass code is 48136455 for both numbers.

About NitroMed, Inc.

NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. BiDil, the Company’s lead product candidate, is an orally administered nitric oxide-enhancing medicine being developed for the treatment of heart failure in African Americans. Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s expected preparedness to launch and commercialize its product candidate BiDil if the FDA approves BiDil, as well as any statements containing the words “believe,” “intend,” “anticipate,” “plan,” “expect,” “will,” “may,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: difficulties or delays relating to required regulatory approvals to market and sell BiDil and to develop, market and sell the Company’s other products under development; the Company’s ability to develop or successfully contract for and maintain the sales, marketing and manufacturing competencies required to launch BiDil and any other product candidates for which it may receive regulatory approval; the Company’s ability to successfully complete clinical trials of its products under development; the Company’s dependence on corporate collaborators, including Boston Scientific Corporation, to develop, manufacture, market and sell products based upon its technologies; the Company’s failure to obtain or maintain intellectual property protection and required licenses for its technologies and products under development; the Company’s ability to obtain the substantial additional funding required to conduct research and development, manufacturing, marketing and sales of its products under development; and other factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2004, and other filings that it makes with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS

Cash and marketable securities	$124,811	$142,367
Other assets	10,823	6,990

Total assets	$135,634	$149,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$18,169	$12,345
Stockholders’ equity	117,465	137,012

Total liabilities and stockholders’ equity	$135,634	$149,357

CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2005 and 2004

	Three Months Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Research and development	$398	$2,331

Operating expenses:
Research and development	7,696	5,628
Sales, general and administrative	13,063	1,536

Total operating expenses	20,759	7,164

Loss from operations	(20,361)	(4,833)

Non-operating income, net	772	277

Net loss	$(19,589)	$(4,556)

Net loss per common share, basic and diluted	$(0.65)	$(0.18)

Average common shares outstanding, basic and diluted	30,234	25,601